Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Intermediate Investment Grade Bond Fund, which was held on October 19, 2001, the following actions were taken:Item
1. The election of Trustees of the trust as follows.

                                  Number of Shares

Nominee                   For                     Withhold Authority
Jeffrey L. Shames         118,066.450                  -
John W. Ballen            118,066.450                  -
Lawrence H. Cohn, M.D.    118,066.450                  -
Sir J. David Gibbons, KBE 118,066,450                  -
William R. Gutow          118,066.450                  -
J. Atwood Ives            118,066.450                  -
Abby M. O'Neill           118,066.450                  -
Lawrence T. Perera        118,066.450                  -
William J. Poorvu         118,066.450                  -
Arnold D. Scott           118,066.450                  -
J. Dale Sherratt          118,066.450                  -
Elaine R. Smith           118,066.450                  -
Ward Smith                118,066.450                  -
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 118,066.450
Against  -
Abstain  -
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 118,066,450
Against -
Abstain -
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number  of  Shares
For  118,066.450
Against  -
Abstain  -
Item  5.  The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for for fiscal year ending April 30, 2002.
Number of Shares
For  118,066.450
Against  -
Abstain  -